FOR IMMEDIATE RELEASE
Contact: Neil Cotiaux, FHLBank Pittsburgh: 412-288-2851;

Neil.cotiaux@fhlb-pgh.com

TWO NEW, RETURNING DIRECTORS ELECTED AT FHLBANK PITTSBURGH

PITTSBURGH, PA, November 17, 2006 – The Federal Home Loan Bank (FHLBank) of Pittsburgh today announced the election of two new and two returning members to its Board of Directors.

Elected as directors during FHLBank’s 2006 voting were:

New Directors:

•	David R. Gibson, executive vice president and chief financial officer of Wilmington Trust Company, Wilmington, DE. Mr. Gibson, 49, was elected to a newly designated Delaware seat on the Board for a three-year term. Mr. Gibson is responsible for managing Wilmington Trust’s tax, accounting, financial reporting, treasury, corporate development and investor relations activities. Gibson, who has served Wilmington Trust for more than 20 years, was named CFO in 1996. He holds an MBA in Finance and Accounting from Vanderbilt University and earned his undergraduate degree from the University of Delaware. Gibson is a member of the finance committee of the board of Christiana Care Health Systems and a former member of the boards of the Delaware Workforce Investment Board, St. Edmond’s Academy and Junior Achievement of Delaware. He is a member of the Financial Executives Institute and the National Association of Accountants.

•	Patrick J. Ward, chairman and chief executive officer of Penn Liberty Bank, Wayne, PA. Mr. Ward, 50, was elected to serve a three-year term. He assumes a Pennsylvania seat on the board as another director, Edwin R. “Bud” Maus, departs after serving a maximum three consecutive terms.

Mr. Ward has more than 20 years of experience in the banking industry, including executive experience with Citizens Bank of Pennsylvania and Commonwealth Bancorp in Malvern, PA. He also held a variety of positions at Mellon Bank. Mr. Ward is a graduate of Carnegie Mellon University with a degree in economics and earned his MBA at The University of Notre Dame. He serves on the boards of directors of the Philadelphia Police Athletic League, Phoenixville Area YMCA, EconomicsPennsylvania and the Chester County Chamber of Commerce.

Returning Directors:

•	Dennis S. Marlo, executive vice president of Sovereign Bank, Wyomissing, PA, re-elected to a three-year term. Mr. Marlo is currently vice chair of FHLBank Pittsburgh’s Board of Directors. He is a member of the national board of directors of the Financial Managers Society, past chairman of the Community Banking Advisory Council of the Federal Reserve Bank of Philadelphia and past chairman of the Regulatory and Legislative Committee of the Pennsylvania Association of Community Bankers. Mr. Marlo graduated from LaSalle University with a bachelor’s degree in accounting and is also a graduate of the School of Community Banking Management at the University of Texas-Austin.

•	Edward J. Molnar, chairman and chief executive officer of Harleysville Savings Bank, Harleysville, PA. Mr. Molnar was also re-elected to a three-year term. He is a director of America’s Community Bankers, past chairman of the Pennsylvania Association of Community Bankers and the bank advisory committee of the Federal Reserve Bank of Philadelphia, and past president of the Montgomery County, PA Savings and Loan League. Mr. Molnar holds a graduate diploma from the Institute of Financial Education.

Each of the above directors will serve a three-year term commencing January 1, 2007 and concluding December 31, 2009.

FHLBank Pittsburgh is a wholesale bank that serves the housing finance and community and economic development needs of its owner-members. FHLBank Pittsburgh provides reliable access to low-cost funds, competitive pricing in the purchase of mortgage loans, correspondent banking, technical assistance, affordable housing grants and other programs so members can better serve their own communities. FHLBank Pittsburgh is privately capitalized and funded, does not use taxpayer dollars, and enjoys a triple-A rating. It currently has 333 members in its district of
Delaware, Pennsylvania and West Virginia and holds approximately $78.3 billion in assets.
FHLBank Pittsburgh is one of twelve Banks in the Federal Home Loan Bank System, established by Congress in 1932 to support the residential mortgage activities of local financial institutions.

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